EXHIBIT 99.1

Yongye Biotechnology Completes Reverse Merger and Completes $10.0 Million Private Financing
[ PR Newswire  ·  2008-04-18 ]

BEIJING, April 18 /Xinhua-PRNewswire-FirstCall/ -- Yongye Biotechnology International, Inc. ("Yongye") (OTC Bulletin Board: GDTN), a leading distributor of plant and animal nutrients headquartered in Beijing, PRC, announced today the completion of a reverse merger and share exchange transaction with the public company formerly known as Golden Tan, Inc. based in Robson, British Columbia, Canada. Simultaneous with the completion of the share exchange transaction, Yongye closed a private placement of its capital stock whereby it received approximately $10.0 million in gross offering proceeds, before payment of commissions and fees. Approximately 6.5 million shares were issued in the private placement at a per share price of $1.54.

The transaction was completed by the exchange of newly issued shares of Yongye for shares held by the shareholders of the holding company controlling the Company's operations in China. Yongye remained the surviving corporation and, as a result of the share exchange, the holding company became a wholly- owned operating subsidiary of Yongye. In connection with the reverse merger, Golden Tan's corporate name was changed to Yongye Biotechnology International, Inc.

In consideration for their shares of Yongye, the shareholders collectively received approximately 84.0% of Yongye's shares after giving effect to the transaction, or 29.2% of Yongye's shares after giving effect to the financing. Furthermore, the officers and directors of Golden Tan were replaced by nominees appointed by Mr. Wu (CEO and Chairman of Yongye), all as more fully disclosed in the Form 8-K being filed with the Securities and Exchange Commission. Golden Tan has ceased all of its existing business operations and will immediately adopt and implement Yongye's business plan.

With headquarters in Beijing and manufacturing plant in Hohhot, Inner Mongolia, Yongye is engaged in the research, development, production and sales of fulvic acid based liquid and powder nutrient compounds used in the agriculture industry. Based on industry research and government testing, Yongye believes its proprietary technology for fulvic acid extraction creates some of the purest and most bioactive fulvic acid and thus some of the most effective plant and animal nutrients on the market in China. Yongye provides our customers with consistently high quality products due to the vertical integration of our manufacturing process from the design of the raw materials production line to the packaging of the finished goods.

Mr. Wu, the Chief Executive Officer and Chairman of Yongye stated, "We would like to thank our placement agent, ROTH Capital Partners, LLC for facilitating our efforts in connection with the financing and going public transaction. We also want to thank all of our new investors who have put their trust in our company and our management team. Our goal is to create value for our shareholders by capitalizing on significant growth opportunities in our market and we will use our access to the U.S. capital markets to help accomplish this."

ROTH Capital Partners, LLC acted as the placement agent in the $10.0 million financing transaction.

The $10.0 million transaction includes a "make good" provision based on the achievement of a net income target for the Company's 2008 fiscal year. Should the Company not achieve $10.3 million in fiscal 2008 net income, the purchasing shareholders in this transaction will receive 2,000,000 shares from the original shareholder for no additional consideration.

FORWARD LOOKING STATEMENTS

Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning," "expect," "believe," "will," "will likely," "should," "could," "would," "may" or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding the Company's products; marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and access to capital; the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies; and the period of time for which the proceeds of the offering described above will enable Yongye to fund its operations. There can be no assurance that such forward looking statements will prove to be accurate and Yongye undertakes no obligation to update any forward looking statements or to announce revisions to any of the forward looking statements.

For more information, please contact:

Yongye Biotechnology International, Inc.
Larry Gilmore
Vice President of Corporate Strategy
Tel:   +86-8232-8866 x 8880
Fax:   +86-10-8231-1797
Email: larry.gilmore@gmail.com